Exhibit 99.1

PRESS RELEASE

Silver Dragon’s Sino-Top Joint Venture Receives New Business License

Toronto, February 21, 2012 (GLOBE NEWSWIRE) -- Silver Dragon Resources Inc. (OTCQB:SDRG) is pleased to report that its joint venture in China, Sanhe Sino-Top Resources & Technologies, Ltd., renewed its business license on February 15, 2012. The license was issued by the Industrial and Commercial Administration Agency of Sanhe City, China, extending the business operating period to March 24, 2023 and increasing the registered capital to US$ 7,270,000.

The business license scope covers the exploration and development of deposits of copper, lead, zinc, silver, gold and associated metals and sales of developed products.

A copy of the business license is available at the Company's website at: www.silverdragonresources.com

About Sino-Top

Sanhe Sino-Top Resources & Technologies, Ltd. (“Sino-Top'') was originally incorporated in 2003 as a Chinese company wholly-owned by Huaguan Industrial Corp. (“HIC''), a subsidiary of the state-owned North China Geological Exploration Bureau. Sino-Top became an American-Chinese joint venture in 2005. Silver Dragon Resources Inc. acquired Sino-Top in 2006, and currently owns 40% of Sino-Top after having sold 50% of its ownership interest to its Chinese partners. The Chinese side partners, led by Gansu Shengda Group Ltd. (“Shengda”), at 52%, and HIC, at 8%, collectively together own 60% of Sino-Top. Sino-Top holds exclusive exploration and development rights to six properties in northern China (Inner Mongolia), covering a total area of 139 km2. Sino-Top won the prestigious Prospector/Explorer of the Year Award for its Dadi Silver Polymetallic Project, at the China Mining Congress & Expo 2009 held in Tianjin, China, during October 20-22, 2009.

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: production delays, weather conditions, general economic conditions and financial markets, fluctuations in the market price of Silver Dragon Resources’ stock, changes in market prices of silver and other metals, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com